PROSPECTUS SUPPLEMENT NO. 2	Filed pursuant to Rule 424(b)(3)
(To prospectus dated September 30, 2008)	Registration No. 333-151926

26,543,959 Shares

Colombia Goldfields Ltd.

Common Stock

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This document supplements our prospectus dated September 30, 2008 (such prospectus, as supplemented by prospectus supplement no. 1 thereto, the "prospectus") relating to the resale of up to 26,543,959 common shares by the selling securityholders named in the prospectus.

You should read this prospectus supplement, including the annex hereto, in conjunction with the prospectus. This prospectus supplement, including the annex hereto, supplements information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement, including the annex hereto, supersedes the information contained in the prospectus.

Our shares of common stock trade on the Toronto Stock Exchange (the "TSX") under the symbol "GOL" and are quoted on the OTC Bulletin Board (the "OTCBB") administered by the Financial Industry Regulatory Authority, Inc. ("FINRA") under the symbol "CGDF". On November 28, 2008, the last sale price of our common stock as reported by the TSX and the OTCBB was Cdn$0.025 per share and US$0.019 per share, respectively. Our head office is located at #208-8 King Street East, Toronto, Ontario, Canada M5C 1B5.

Investing in our securities involves risks. See "Risks and Uncertainties" beginning on page 45 of prospectus supplement no. 1 to the prospectus and "Risk Factors" beginning on page 16 of the prospectus.

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Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is December 1, 2008.

You should read this prospectus supplement, including the annex hereto, in conjunction with the prospectus. This prospectus supplement, including the annex hereto, supplements information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement, including the annex hereto, supersedes the information contained in the prospectus.

RECENT DEVELOPMENTS

On December 1, 2008, the Company filed the Current Report on Form 8-K attached hereto as Annex I with the Securities and Exchange Commission.

ANNEX I

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) November 30, 2008

Colombia Goldfields Ltd.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51013	76-0730088
(Commission File Number)	(IRS Employer Identification No.)

208-8 King Street East, Toronto, Ontario Canada	M5C 1B5
(Address of Principal Executive Offices)	(Zip Code)

(416) 361-9640
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As disclosed in our quarterly report on Form 10-Q filed with the Commission on November 12, 2008, as a result of the recent turmoil in worldwide financial markets and the reluctance of investors to participate in the exploration sector, the Company has been unable to raise additional capital and is the process of restructuring its operations, reducing its operating costs, and negotiating with its creditors to address the Company’s liquidity issues.

In connection with this restructuring, the Company was unable to make its November 30, 2008 interest payment with respect to the Company’s $2.6 million Promissory Note (the "Loan") with Global Resource Fund (the "Lender"), due December 29, 2008. The Company’s failure to make a regularly scheduled interest payment to the Lender as it became due is technically an event of default pursuant to the terms of the Loan. As a result, the Lender has the right to declare the Loan to be due and payable at any time up to and including December 29, 2008. The Company has not received any demand for payment or notice of acceleration from the Lender. The Loan is collateralized by the Company’s shares in RNC (Colombia) Ltd. and collateralized by a pledge of the Company’s shares in Compania Minera de Caldas ("Caldas") and Gavilan Minerales S.A. ("Gavilan"). Caldas and Gavilan are the Company’s principal operating subsidiaries and the titleholder of the Company’s mineral rights and legal mine titles, which comprise the majority of the Company’s assets.

The Company continues its discussions with its creditors to restructure the Company’s obligations and continue as a going concern however there can be no assurance that these initiatives will be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2008	Colombia Goldfields Ltd.

	By:	/s/ James Kopperson
	Name:	James Kopperson
	Title:	Chief Financial Officer